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                                                                   Exhibit 23.2



                       Consent of Independent Auditors

The Board of Directors
Performance Food Group Company:


     We consent to incorporation by reference in the registration statement on Form S-4 of Performance Food Group Company of our report dated December 18, 1996, except as to note 10, which is as of December 29, 1996, relating to the balance sheet of McLane Foodservice - Temple, Inc. as of November 1, 1996, and the related statements of earnings, shareholder's equity and cash flows for the ten fiscal periods then ended, which report is included in the March 13, 1997 Form 8-K/A of Performance Food Group Company, incorporated by reference into the registration statement, and to the reference to our firm under the headings "Selected Consolidated Financial Data" and "Experts" in the prospectus.

                                       KPMG Peat Marwick LLP


Richmond, Virginia
April 4, 1997